Policy Name: Insider Trading Policy	Confidential: Internal Use Only
Owner: Chief Financial Officer, General Counsel	Policy applies to: All employees, independent contractors, and the PubMatic Board of Directors (collectively, “Service Providers” or “you”)
Last Updated: October 29, 2024	PubMatic, Inc. (collectively with its subsidiaries, “PubMatic,” “we,” “our” or “us”)
Overview
PubMatic is committed to high standards of honest and ethical business conduct and compliance with laws, rules, and regulations. This commitment extends to all activity related to PubMatic’s publicly traded securities.
Under this Insider Trading Policy, you are prohibited from trading in PubMatic securities while in possession of material nonpublic information1 about PubMatic. You are further prohibited from giving material nonpublic information about PubMatic or its business partners or suppliers to anyone who might trade on the basis of that information—conduct broadly known as “tipping.”
Capitalized terms are in the list of defined terms at the end of this Policy. You should also refer to the list of FAQs about this Policy following the defined terms. The FAQs are part of this Policy and the rules articulated in the FAQs must be followed as well.
Neither PubMatic nor the Compliance Officer is liable for any act made under this Policy. It is important to remember that this Policy is only designed to reduce the risk of violations for insider trading. Ultimately you are responsible for adhering to this Policy and avoiding improper trading. Any action on the part of PubMatic or the Compliance Officer, or any other designated employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or protect you from liability under applicable securities laws, rules and regulations. Additionally, neither PubMatic nor the Compliance Officer is responsible for any failure to approve a trade or for imposing any Blackout Period.
Scope
1.This Policy covers you, as well as your Family Members; it also covers entities (such as partnerships, trusts and corporations) that are affiliated or associated with such persons, including venture capital funds, provided, however, that this Policy shall not apply to any entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own written insider trading controls and procedures in compliance with applicable securities laws, and such policy or policies have been provided or made available to our General Counsel (including any amendments thereto from time to time). Covered Persons are responsible for ensuring compliance with this Policy by their Family Members, and by entities with which they are affiliated or associated.
1 Material Nonpublic Information: While it is not possible to define all categories of material information, in sum, information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Information is “nonpublic” if it has not been widely disseminated to the public through, for example, major newswire services, national news services, SEC filings, webcasts or financial news services. If you have any doubt whether information obtained in the course of your work at PubMatic is material or nonpublic, always consult the Compliance Officer. Please refer to the FAQs about this policy for additional information regarding material nonpublic information.

2.This Policy applies to all transactions in PubMatic securities, including shares of PubMatic common stock and options to purchase common stock, however acquired, and any other type of securities that PubMatic may issue, such as restricted stock units, preferred stock, convertible notes, warrants and exchange-traded options or other derivative securities.
3.PubMatic may impose sanctions for violation of this Policy and may issue stop-transfer orders to its transfer agent to implement such sanctions. Sanctions for individuals may include any disciplinary action, including termination of employment or service relationship with PubMatic or referral to the appropriate enforcement authority, where applicable. Section 16 Persons and/or Access Persons2 may be required to certify compliance with this Policy on an annual basis. Notifications and approvals required under this Policy may be provided by electronic mail.
Statement of Company Policy
Prohibited Activities
A.No Access Person may trade in PubMatic securities unless the trade has been approved in advance by the Compliance Officer in accordance with this Policy.
B.Section 16 Persons and 10b5-1 Plan Designated Persons may not trade in PubMatic securities unless (a) the trade is pursuant to a 10b5-1 Plan permitted--and strongly encouraged--under this Policy or (b) the trade has been approved in advance by the Compliance Officer in accordance with this Policy, in the Compliance Officer’s sole discretion; such Section 16 Person(s) or 10b5-1 Plan Designated Person(s) is not in possession of material nonpublic information concerning PubMatic; and such Section 16 Person(s) or 10b5-1 Plan Designated Person(s) has provided all reasonable cooperation and documentation requested by the Compliance Officer in obtaining approval.
C.No Covered Person may trade in PubMatic securities while possessing material nonpublic information about PubMatic. It does not matter if the personal decision to trade was made before coming into possession of material nonpublic information – once the Covered Person comes into possession of the material nonpublic information, he/she/they cannot trade (other than pursuant to a permitted 10b5-1 Plan).
D.No Covered Person may trade in, or make a gift or other transfer of, PubMatic securities outside of the Policy’s Trading Windows, or during any Blackout Period designated by the Compliance Officer.
E.No Covered Person may disclose material nonpublic information about PubMatic to any outside person, unless required to do so as part of that Covered Person’s regular duties for PubMatic or authorized by the Compliance Officer.
F.No Covered Person may give trading advice of any kind about PubMatic to anyone while possessing material nonpublic information about PubMatic, except that Covered Persons should advise others not to trade if doing so might violate this Policy or the law. We strongly discourage
2 “Section 16 Persons” means the officers (as defined in Rule 16a-1(f) of the Exchange Act) of PubMatic and members of the Board, including the principal accounting officer. “Access Persons” (listed in Exhibit A) means persons, other than Section 16 Persons, who have been designated by PubMatic as having regular access to material nonpublic information about PubMatic in the normal course of their duties.

Covered Persons from giving trading advice concerning PubMatic to third parties in any case, even when the Covered Persons do not possess material nonpublic information about PubMatic.
G.No Covered Person may: (a) trade in the securities of any other public company while possessing material nonpublic information about that company that was obtained in the course of service as a Covered Person; (b) disclose material nonpublic information about another public company to anyone; or (c) give anyone trading advice about any other public company while possessing material nonpublic information about that company.
H.No Covered Person may engage in transactions involving options or other derivative securities on PubMatic’s securities, such as puts and calls, whether on an exchange or in any other market; provided however that a Covered Person may exercise compensatory equity grants issued by PubMatic.
I.No Covered Person may engage in hedging or monetization transactions involving PubMatic securities, such as zero-cost collars and forward sale contracts or contribute PubMatic securities to exchange funds that could be interpreted as having the effect of hedging in PubMatic securities.
J.No Covered Person may engage in short sales of PubMatic’s securities, including short sales “against the box.”
K.No Covered Person may use or pledge PubMatic securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by the Compliance Officer.
L.We will not transact in our securities unless in compliance with applicable U.S. securities laws, rules and regulations and applicable Nasdaq listing standards.
Trading Windows and Blackout Periods
1.Trading Windows. Other than pursuant to an approved 10b5-1 Plan, all Covered Persons are permitted to trade in PubMatic securities only during the Trading Window period that begins after the close of trading on the next full trading day following the widespread public release of our quarterly or year-end operating results, and ends at the close of trading on the fifth calendar day of the third month of the then-current quarter. If the fifth calendar day of the third month of the then-current quarter falls on a weekend, the Trading Window will close as of the close of trading on the last trading day prior to the weekend.
2.No Trading During Trading Windows While in the Possession of Material Nonpublic Information. Even if a Trading Window is in effect, no Covered Person possessing material nonpublic information about PubMatic may trade in PubMatic securities (other than pursuant to an approved 10b5-1 Plan). Persons possessing such information may trade during a Trading Window only after the close of trading on the next full trading day following our widespread public release of such information.
For example, if PubMatic announces earnings after close of trading on a Monday (or before trading begins on a Tuesday), then the first time a Covered Person can trade PubMatic securities is after the close of market on Tuesday (effectively the opening of the market on Wednesday for regular trading), assuming the Covered Person is not aware of other material nonpublic information at that time. However, if PubMatic announces earnings after trading begins on that

Tuesday, then the first time the Covered Person can trade is after the close of market on Wednesday (effectively the opening of the market on Thursday for regular trading).
3.No Trading During Blackout Periods. Even if a Trading Window is in effect, the Compliance Officer may designate special trading Blackout Periods that apply to particular individuals or groups of persons (including all Covered Persons), for such time, and with respect to such persons, as the Compliance Officer determines in his/her/their discretion. No Covered Person may trade in PubMatic securities outside of the applicable Trading Windows or during any such Blackout Periods. No Covered Person who learns of such a Blackout Period may disclose to any other person that a Blackout Period has been designated or that one was previously in place. The fact of the Blackout Period is confidential and cannot be disclosed internally or externally. The failure of the Compliance Officer to subject a person to a Blackout Period does not relieve that person of the obligation not to trade while in possession of material non-public information.
For example, the Compliance Officer may designate a special trading Blackout Period imposed before the announcement of a product launch or new content offering that covers certain Service Providers who are involved in working on the project. So, prior to the launch of a new product or content offering, the Compliance Officer may inform you that due to your involvement in the project, you may not trade for a designated period of time – for example, within 30 calendar days prior to the announcement – even though the Trading Window is otherwise open to other Service Providers who are not involved in the project and who do not have material nonpublic information with respect to the anticipated announcement. Please note that the length of a special Blackout Period may vary due to any number of factors and will be determined by the Compliance Officer and additional stakeholders depending on the particular situation.
Prior Approval of Trades Required for Access Persons; 10b5-1 Plans Strongly Encouraged for Section 16 Persons
Access Persons, Section 16 Persons, and 10b5-1 Plan Designated Persons must obtain prior approval of all trades in PubMatic securities from the Compliance Officer.
Section 16 Persons and 10b5-1 Plan Designated Persons are strongly encouraged to not trade in PubMatic securities unless the trade is pursuant to a 10b5-1 Plan permitted under this Policy. In addition, Section 16 Persons and 10b5-1 Plan Designated Persons must notify the Compliance Officer prior to any gifts or other transfers of PubMatic securities.
Certain sales, purchases and other transfers of PubMatic securities otherwise prohibited by this Policy may be permitted if they are effected pursuant to a 10b5-1 Plan that (a) complies with the requirements of Rule 10b5-1 under the Exchange Act and this Policy, (b) is approved by the Compliance Officer in writing and is entered into during an open Trading Window and not during any Blackout Period, (c) the first trade under the 10b5-1 Plan does not occur (i) for a Section 16 Person: until the later of (A) 90 days after the adoption of the 10b5-1 Plan and (B) two business days following the disclosure of PubMatic’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Plan was adopted that discloses PubMatic’s financial results (but not to exceed 120 days following the adoption of the 10b5-1 Plan), and (ii) for persons other than Section 16 Persons: at least 30 days after adoption of the 10b5-1 Plan, in each case, following the Compliance Officer’s approval of the 10b5-1 Plan (such waiting periods are collectively referred to as the “Cooling-Off Period”); (d) the person establishing the 10b5-1 Plan has certified to the Compliance Officer in writing, no earlier than three business days prior to the date that the 10b5-1 Plan is formally established (and shall not have withdrawn such certification prior to such establishment), that as of such date and as of the adoption date of the 10b5-1 Plan, (i) such person is not and, to such person’s knowledge, will not be, aware of material nonpublic information concerning PubMatic; (ii) all such trades to be made pursuant to the 10b5-1 Plan will be made in accordance with the trading restrictions of Section 16 of the Exchange Act and Rule 144 of the Securities Act to the extent such Sections are applicable; (iii) such person is adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5 of the Exchange Act, and (iv) such person will act in good faith with respect to the 10b5-1 Plan throughout its duration. You must notify the Compliance Officer promptly via email and withdraw the certification if any changes of circumstances prior to the adoption date of the 10b5-1 Plan have or will render such certification to be inaccurate as of that time; and (e) the 10b5-1 Plan is not a single-trade 10b5-1 Plan adopted during the 12-month period immediately following the person’s adoption of another single-trade 10b5-1 Plan, subject to the exceptions noted in Rule 10b5-1, which are provided for you in the Appendix.
Because Section 16 Persons, 10b5-1 Plan Designated Persons and Access Persons are more likely than other Covered Persons to receive access to material non-public information in their roles with PubMatic, they are permitted to adopt 10b5-1 Plans covering PubMatic’s securities (subject to meeting the requirements of this Policy). The Compliance Officer may expand or modify this list of permitted individuals.
If you seek preclearance and permission to engage in the transaction is denied, then you should refrain from initiating any transaction in PubMatic securities and you should not inform any other person of the denial.
Other Trading Arrangements
Section 16 Persons and Access Persons are not allowed to enter into “non-Rule 10b5-1 trading arrangements” (as defined in Regulation S-K Item 408(c)) unless otherwise approved in advance by the Compliance Officer.
Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions of this Policy are also subject to prohibitions or restrictions prescribed by contract or by federal and state securities laws and regulations (e.g., contractual restrictions on the resale of securities, short-swing trading by Section 16 Persons or compliance with Rule 144 under the Securities Act). Any Covered Person who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.
Reporting Violations; Inquiries
The Compliance Officer or his/her/their designee will review, and either approve or prohibit, any proposed trades in PubMatic securities as required under this Policy, including proposed trades by Section 16 Persons, 10b5-1 Plan Designated Persons and Access Persons. The Compliance Officer will administer and interpret this Policy, and enforce compliance as needed. The Compliance Officer may consult with PubMatic’s outside legal counsel as needed. The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

Any Covered Person who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Covered Person, must report the violation immediately to the Compliance Officer.
Please direct all inquiries about this Policy to the Compliance Officer.
Effective Date
The effective date of this revised Policy is October 29, 2024. The amendments to this Policy would not apply to any existing 10b5-1 Plan that was entered into prior to the effective date of this Policy.

Defined Terms in the Insider Trading Policy
“10b5-1 Plan” means a written plan to trade securities that complies with the requirements of Rule 10b5-1 under the Exchange Act.
“10b5-1 Plan Designated Persons” means persons, other than Section 16 Persons, who have been designated by PubMatic as having regular access to material nonpublic information about PubMatic in the normal course of their duties. Special provisions of this Policy, such as 10b5-1 Plans for any trades, apply to 10b5-1 Plan Designated Persons.
“Access Persons” means persons, other than Section 16 Persons, who (i) have been designated by PubMatic as having regular access to material nonpublic information about PubMatic in the normal course of their duties or (ii) are listed on Exhibit A; provided that no such person listed on Exhibit A that is a Section 16 Person should be considered an Access Person. Special provisions of this Policy, such as pre-approval of any trades, apply to Access Persons. The Compliance Officer may update and amend this list from time to time.
“Blackout Period” means any special trading blackout period specially designated by the Compliance Officer. It may apply to particular individuals or groups of persons (including all Covered Persons), and last for such time as the Compliance Officer determines.
“Board” means PubMatic’s Board of Directors.
“Compliance Officer” for this Policy refers to our General Counsel (or, if there is nobody with the General Counsel title, then the attorney in PubMatic’s legal function with the most senior role); in the absence of the General Counsel, our Chief Financial Officer may serve as Compliance Officer.
"Cooling-Off Period” means the applicable waiting period for Covered Persons between the Compliance Officer’s approval of a 10b5-1 Plan and the first trade under such 10b5-1 Plan.
“Covered Persons” refers to you, as well as your Family Members,; it also covers entities (such as partnerships, trusts and corporations) that are affiliated or associated with such persons, including venture capital funds, provided, however, that this Policy shall not apply to any entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own written insider trading controls and procedures in compliance with applicable securities laws, and such policy or policies have been provided or made available to PubMatic’s General Counsel (including any amendments thereto from time to time). An affiliate is someone who directly or indirectly controls or is controlled by, or is under common control with such person. An associate of a Covered Person is (1) a corporation or organization (other than PubMatic or a majority-owned subsidiary of PubMatic) of which such person is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities or (2) any trust in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Family Members” means members of your family who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in PubMatic securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in PubMatic securities.
“Plan Modification” means modifying or changing the amount, price or timing of the purchase or sale of PubMatic securities underlying a 10b5-1 Plan (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price or timing of the purchase or sale such of securities).
“Policy” means this PubMatic Insider Trading Policy, as adopted and amended from time to time by the Board.
“SEC” means the U.S. Securities and Exchange Commission.
“Section 16 Persons” means the officers (as defined in Rule 16a-1(f) of the Exchange Act) of PubMatic and members of the Board, including the principal accounting officer (if separate from the principal financial officer). Special provisions of this Policy, such as 10b5-1 Plans for any trades, and special SEC reporting requirements, apply to Section 16 Persons.
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Trading Window” means the period when trading is normally permitted under this Policy. The Trading Window covers the period beginning after the close of trading on the next full trading day following our widespread public release of quarterly or year-end operating results, and ending at the close of trading on the fifth calendar day of the third month of the then-current quarter.

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Exhibit A
Access Persons
•All Employees of PubMatic

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Frequently Asked Questions
What is “material nonpublic information?”
Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of PubMatic’s securities. Both positive and negative information may be material.
Although it is not possible to list all types of material information, the following types of information would often be considered material:
●financial performance, especially quarterly and year-end revenues and earnings, and significant changes in financial performance or liquidity;
●financial and operational forecasts, including projections of future earnings or losses, or other earnings guidance;
●key operational metrics, such as net dollar-based retention, Adjusted EBITDA, performance metrics, financial metrics, and any changes in such metrics;
●significant cybersecurity incidents or data breaches;
●customer, product, service, pricing, geography and market strategies and shifts;
●status of progress toward achieving business forecasts;
●potential tender offers, joint ventures, mergers, acquisitions, or material sales of assets or subsidiaries or other strategic transactions;
●significant developments regarding customers, vendors, suppliers, partners or financing sources, such as the acquisition or loss of a significant contract;
●stock splits, public or private securities or debt offerings, or changes in dividend policies or amounts;
●significant changes in senior management or the Board;
●entry into new strategic relationships, and cancellation of existing strategic relationships;
●introduction of new products and services or significant changes in products, services, research or technologies;
●initiation or resolution of significant litigation or regulatory proceedings;
●potential defaults under credit agreements or indentures, or the existence of material liquidity deficiencies; and
●potential restatements of financial statements, a change in auditors or notification that the auditor’s report may no longer be relied upon.
FAQs-1

There is no bright-line standard for determining materiality; rather materiality is based on an assessment of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Even very small quantitative changes can be qualitatively material if they would result in a movement in the price of PubMatic’s securities.
Information is “nonpublic” if it has not been widely disseminated to the public (e.g., through major newswire services, national news services, SEC Form 8-K or other filings, webcasts or financial news services). For the purposes of this Policy, information will be considered public, i.e., no longer “nonpublic,” only after the close of trading on the next full trading day following PubMatic’s widespread public release of the information. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.
Covered Persons who are unsure whether the information that they possess is material or nonpublic are encouraged to consult the Compliance Officer for guidance.
What are the penalties for failing to comply with the Policy?
The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping laws may be required to disgorge profits made or losses avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tipper, pay civil penalties of up to three times the profit made, or loss avoided, pay a criminal penalty of up to $5 million and serve a prison term of up to 20 years. PubMatic and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under PubMatic’s control.
Violation of this Policy, or federal or state securities laws governing insider trading, may subject the violator to disciplinary action by PubMatic up to and including termination of employment for cause (in the case of an employee or further service in the case of a contractor) or removal proceedings (in the case of a Board member). A violation of this Policy is not necessarily the same as a violation of law. In fact, for the reasons indicated above, this Policy is intended to be broader than the law. PubMatic reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. PubMatic may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for PubMatic to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
Are these FAQs part of the Insider Trading Policy?
Yes, these FAQs are part of the Policy, and you must comply with their provisions.
How does the Policy apply to trades under PubMatic’s Equity Incentive Plan?
The trading prohibitions and restrictions of this Policy do not apply to the exercise of a stock option with cash, or settlement of a restricted stock unit, or to automatic tax withholding. The trading prohibitions and restrictions of this Policy do apply to the use of outstanding PubMatic securities to serve as all or a portion of the exercise price of any stock option or to net-exercise an option (if permitted). Sales of PubMatic securities acquired under that plan are subject to this Policy.
FAQs-2

I know trades in PubMatic securities are not permitted in a closed Trading Window. Can I still exercise a stock option if I am not going to sell any shares?
Yes. For clarity, the exercise of a vested stock option, not accompanied by a sale, is not considered a “trade” under this Policy.
How does the Policy apply to trades under PubMatic’s Employee Stock Purchase Plan?
The trading prohibitions and restrictions of this Policy do not apply to periodic wage withholding contributions to the 2020 Employee Stock Purchase Plan or any successor employee stock purchase plan that are used to purchase PubMatic securities under that plan (or the purchases made under the plan in accordance with its terms). However, no Covered Persons may alter his/her/their instructions about the level of withholding or purchase of PubMatic securities under that plan while in the possession of material nonpublic information about PubMatic, or during a Blackout Period. Sales of PubMatic securities acquired under that plan are subject to this Policy.
How does the Policy apply to tax withholding arrangements?
The trading prohibitions and restrictions of this Policy do apply to any elective tax withholding right (i.e., pursuant to which an election has been made to have PubMatic withhold shares subject to such awards to satisfy tax withholding requirements), as well as to any sales of PubMatic securities, including as part of a broker-assisted cashless exercise of an option, or any other market sale (e.g., a “sell to cover” sale) for the purpose of generating the cash needed to pay the exercise price of an option or satisfy tax withholding requirements. The trading prohibitions and restrictions of this Policy do not apply to any automatic tax withholding (i.e., pursuant to which the withholding method has been determined in advance of the tax withholding event).
What are the procedures for getting approval of a proposed trade in compliance with the Policy?
No Section 16 Person, 10b5-1 Plan Designated Persons or Access Person may trade in PubMatic securities until the following steps are completed:
(a)Section 16 Persons and 10b5-1 Plan Designated Persons are strongly encouraged to prepare a 10b5-1 Plan and provide it to the Compliance Officer for review and approval at least three business days prior to the closing of the Trading Window.
(b)Access Persons, Section 16 Persons, and 10b5-1 Plan Designated Persons must provide advance notification to the Compliance Officer in writing of the amount and nature of the proposed trade. The form of application to initiate this process is available on Okta or by emailing stockadmin@pubmatic.com.
(c)The person trading has certified to the Compliance Officer in writing no earlier than three business days prior to the proposed trade or prior to entering into a 10b5-1 Plan, as applicable, that (i) such person is not in possession of material nonpublic information concerning PubMatic and, to such person’s knowledge, such person will not be in possession of material nonpublic information concerning PubMatic on the date of the proposed trade and (ii) the proposed trade does not violate the trading restrictions of Section 16 of the Exchange Act, Rule 144 of the Securities Act (if applicable) or any other securities laws.
FAQs-3

(d)The Compliance Officer has approved the trade or 10b5-1 Plan in writing including via email. The Compliance Officer is not obligated to approve any trades or 10b5-1 Plans requested by any person.
Is a gift of PubMatic stock covered by the Policy?
Yes. A Covered Person may not make a gift, charitable contribution or other transfer without consideration, of PubMatic securities during a period when that Covered Person is not permitted to trade. In addition, Section 16 Persons and 10b5-1 Plan Designated Persons must notify the Compliance Officer of any such gifts or transfers.
Is a distribution of PubMatic stock to the limited partners of a partnership covered by the Policy?
Yes. An entity over which a Covered Person has or shares voting or investment control may not distribute PubMatic securities to its limited partners, general partners or stockholders during a period when the Covered Person is not permitted to trade, unless the limited partners, general partners or stockholders of that entity have agreed in writing to hold the securities until the next open Trading Window.
Is a purchase of PubMatic stock considered a “trade” under the Policy? Or only sales of PubMatic stock?
Both purchases and sales of PubMatic stock are considered “trades” under the Policy.
Are transactions in derivative securities covered by the Policy?
Yes. No Covered Person may acquire, sell, trade or participate in any interest or position relating to the future price of PubMatic securities, such as a put option, a call option, or a short sale (including a short sale “against the box”).
What is a short sale, and what is a short sale “against the box?”
A short sale is a sale of securities that you do not own (i.e. borrowed securities). A short sale “against the box” is a sale of securities you own, but with delayed delivery.
Are contributions to exchange funds covered by this Policy?
Yes. No Covered Person may contribute PubMatic securities to exchange funds that could be interpreted as having the effect of hedging in PubMatic securities.
Are standing and limit orders covered by the Policy?
Unless part of a 10b5-1 Plan, standing or limit orders should be used only for a very brief period of time, if at all. A standing order placed with a broker to sell or purchase PubMatic stock at a specified minimum or maximum price leaves you with no control over the timing of the transaction. The limit order could be executed by the broker when you are aware of material nonpublic information, which would result in unlawful insider trading. Irrespective, for Covered Persons they cannot extend beyond the Trading Window and for Access Persons, they cannot extend beyond the preclearance period.
FAQs-4

Can I hold PubMatic securities in a margin account?
Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call, or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in PubMatic securities, you are prohibited from holding PubMatic securities in a margin account or pledging PubMatic securities as collateral for a loan.
Under what circumstances can I pledge PubMatic securities as collateral for a loan?
An exception to the prohibition on using PubMatic securities as collateral for a loan (not including margin debt) may be granted by the Compliance Officer where you have clearly demonstrated the financial capacity to repay the loan without resort to the pledged securities. If you wish to pledge PubMatic securities as collateral for a loan, you must submit a request for approval to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.
I have a hardship or other urgent need to sell PubMatic securities, or exercise a stock option so I can sell some PubMatic securities. Is that okay?
It does not matter that there may exist a justifiable reason for a purchase or sale apart from the nonpublic information; if the Covered Person has material nonpublic information, the prohibition still applies. Insider trading is transaction specific and the securities laws and related rules and regulations do not recognize any mitigating circumstances.
I know that disclosures of material nonpublic information are prohibited under the Policy; is it okay if I monitor or participate in a chat room?
No. A Covered Person may not participate, in any manner other than passive observation, in any investment or stock-related Internet “chat” rooms, blogs, social media sites, message boards or other similar online forums relating to PubMatic without the prior approval of the Compliance Officer and in compliance with PubMatic’s Corporate Communications and Social Media Policies and any other applicable policy.
What are the procedures for trading under a 10b5-1 Plan?
In addition to the procedures for trades not under a 10b5-1 Plan, the person seeking to trade under a 10b5-1 Plan must put in place such a plan that complies with the requirements of Rule 10b5-1 under the Exchange Act. Compliance Officer approval of a 10b5-1 Plan shall not be considered a determination by PubMatic or the Compliance Officer that the 10b5-1 Plan satisfies the requirements of Rule 10b5-1. PubMatic reserves the right to prevent any transactions in PubMatic securities, even those pursuant to a 10b5-1 Plan, in the sole discretion of the Compliance Officer.
No trades shall be treated as having been made pursuant to a 10b5-1 Plan under this Policy unless:
(a)the 10b5-1 Plan complies with the requirements of Rule 10b5-1;
(b)the 10b5-1 Plan is approved by the Compliance Officer in writing and is entered into during an open Trading Window and not during any Blackout Period;
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(c)the first trade under the 10b5-1 Plan does not occur (i) for a Section 16 Person: until the later of (A) 90 days after the adoption of the 10b5-1 Plan and (B) two business days following the disclosure of PubMatic’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Plan was adopted that discloses PubMatic’s financial results (but not to exceed 120 days following the adoption of the 10b5-1 Plan); and (ii) for persons other than Section 16 Persons: at least 30 days after adoption of the 10b5-1 Plan, in each case, following the Compliance Officer’s approval of the 10b5-1 Plan (such waiting periods are collectively referred to as the “Cooling-Off Period”); and
(d)the person establishing the 10b5-1 Plan has certified to the Compliance Officer in writing, no earlier than three business days prior to the date that the 10b5-1 Plan is formally established (and shall not have withdrawn such certification prior to such establishment), that as of such date and as of the adoption date of the 10b5-1 Plan, (i) such person is not and, to such person’s knowledge, will not be, aware of material nonpublic information concerning PubMatic, (ii) all such trades to be made pursuant to the 10b5-1 Plan will be made in accordance with the trading restrictions of Section 16 of the Exchange Act and Rule 144 of the Securities Act to the extent such Sections are applicable , (iii) such person is adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5 of the Exchange Act, and (iv) such person will act in good faith with respect to the 10b5-1 Plan throughout its duration. You must notify the Compliance Officer promptly via email and withdraw the certification if any changes of circumstances prior to the adoption date of the 10b5-1 Plan have or will render such certification to be inaccurate as of that time; and
(e)the 10b5-1 Plan is not a single trade 10b5-1 Plan adopted during the 12-month period immediately following the person’s adoption of another single trade 10b5-1 Plan, subject to the exceptions noted in Rule 10b5-1, which are provided for you in the Appendix.
The Compliance Officer is not obligated to approve any trades requested by any person, or to approve any 10b5-1 Plan. When approval is sought, there is no set timeline for how long such approval might take.
The establishment and implementation of any 10b5-1 Plan shall be the sole responsibility of the person seeking to establish such a plan. Approval of a 10b5-1 Plan by the Compliance Officer and/or acknowledgement of a 10b5-1 Plan by PubMatic shall not be considered a determination by PubMatic or the Compliance Officer that the 10b5-1 Plan satisfies the requirements of Rule 10b5-1.
Once an approved 10b5-1 Plan is in place, an individual will need approval from the Compliance Officer to make certain changes to it. Modifying or changing the amount, price or timing of the purchase or sale of PubMatic securities underlying the 10b5-1 Plan (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price or timing of the purchase or sale of such securities) (any such modification or change, a “Plan Modification”) will be deemed to be the same as terminating the existing 10b5-1 Plan and entering into a new 10b5-1 Plan. As a result, the approval process for a Plan Modification is the same as the approval process for initially adopting a 10b5-1 Plan, including being subject to a new Cooling-Off Period. Plan Modifications can only be made during a Trading Window and not during any Blackout Period and only when you are not in possession of material nonpublic information. PubMatic discourages more than one modification to any 10b5-1 Plan per year. For other modifications to a 10b5-1 Plan, the Compliance Officer must be notified of such modification in writing at least three business days prior to the modification and such modification must be approved by the Compliance Officer.
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A 10b5-1 Plan may be terminated with immediate effect provided such request for termination has been approved by the Compliance Officer. Once a 10b5-1 Plan is terminated, any new plan adopted post-termination must meet the requirements above for new 10b5-1 Plans.
An individual may have no more than one 10b5-1 Plan adopted at any point in time (i.e., multiple concurrent or overlapping plans are prohibited), subject to the exceptions noted in Rule 10b5-1, which are provided for you in the Appendix. One of these exceptions is for plans authorizing certain “sell-to-cover” transactions.
Once a 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The 10b5-1 Plan must either:
●Clearly specify in advance the amount, pricing and timing of transactions (including by formula or algorithm), or
●Delegate discretion on those matters to an independent third party (such as a securities broker or investment manager). Of course, the independent third party cannot make discretionary investment decisions on behalf of the individual while the independent third party is in possession of material nonpublic information about PubMatic.
Unless otherwise approved by the Compliance Officer and Chief Financial Officer, all 10b5-1 Plans must be implemented through a broker included in a list approved by the Compliance Officer. The Compliance Officer may amend this list from time to time.
What are my obligations once I am no longer providing services to PubMatic?
This Policy will continue to apply to you for a period of time following the termination of your employment or service relationship with PubMatic. Subject to any additional terms, condition or restrictions that may be set forth in an agreement between you and PubMatic, this Policy will apply to you until the later of (1) 90 days following the termination of your employment or service relationship with PubMatic or (2) the close of trading on the next full trading day following such time as any you are no longer in possession of any material nonpublic information.
How does the Policy apply to trades by the Compliance Officer?
The Compliance Officer may not trade in PubMatic securities unless the trade is pursuant to a permitted 10b5-1 Plan or has been approved by PubMatic’s Chief Financial Officer (or Chief Executive Officer if the Compliance Officer is the Chief Financial Officer) in accordance with this Policy.
What additional duties does the Compliance Officer have?
In addition to the duties of the Compliance Officer specified in this Policy, the Compliance Officer, or its designee, shall:
●Respond to inquiries relating to this Policy and its procedures.
●Designate and announce special trading Blackout Periods during which Covered Persons may not trade in PubMatic securities.
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●Revise this Policy as necessary to reflect changes in federal or state laws and regulations, subject to approval by the Board or a duly authorized committee thereof. The list of individuals who may adopt 10b5-1 Plans, the list of 10b5-1 Plan Designated Persons, and the list of Access Persons may be amended by the Compliance Officer.
●Maintain as company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
●Ensure adequate and regular training on this Policy and its procedures for all Service Providers.
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Appendix
Exceptions to the Multiple, Overlapping 10b5-1 Plan Restriction
Such exceptions are:
•An eligible “sell-to-cover” 10b5-1 Plan where such plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the Covered Person does not otherwise exercise control over the timing of such sales. For the avoidance of doubt, this exception does not extend to sales incident to the exercise of option awards.
•A series of separate contracts with different broker-dealers or other agents acting on behalf of the person (other than PubMatic) to execute trades thereunder may be treated as a single 10b5-1 Plan, provided that the individual constituent contracts with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of and remain collectively subject to the provisions of Rule 10b5-1, including that a modification of any individual contract acts as modification of the whole 10b5-1 Plan, as defined in Rule 10b5-1(c)(1)(iv). The substitution of a broker-dealer or other agent acting on behalf of the person (other than PubMatic) for another broker-dealer that is executing trades pursuant to a 10b5-1 Plan shall not be a “Plan Modification” as long as the purchase or sales instructions applicable to the substitute and substituted broker are identical with respect to the prices of securities to be purchased or sold, dates of the purchases or sales to be executed, and amount of securities to be purchased or sold.
•One later-commencing 10b5-1 Plan for purchases or sales of any securities of PubMatic on the open market under which trading is not authorized to begin until after all trades under the earlier-commencing 10b5-1 Plan are completed or expired without execution. However, the first trade under such later-commencing 10b5-1 Plan must be scheduled after the “Effective Cooling-Off Period,” or the Cooling-Off Period that would be applicable to the later-commencing 10b5-1 Plan if the date of adoption of the later-commencing 10b5-1 Plan were deemed to be the date of termination of the earlier-commencing 10b5-1 Plan.
Exceptions to the Single-Trade 10b5-1 Plan Restriction
There is an exception for eligible “sell-to-cover” 10b5-1 Plans where the plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the Covered Person does not otherwise exercise control over the timing of such sales.